Exhibit 99.1

GAP INC. REPORTS NOVEMBER SALES

SAN FRANCISCO - December 3, 2009 - Gap Inc. (NYSE: GPS) today reported that November 2009 net sales were up two percent from last year. Net sales for the four-week period ended November 28, 2009 were $1.42 billion compared with net sales of $1.39 billion for the four-week period ended November 29, 2008. The company's comparable store sales for November 2009 were flat compared with a decrease of 10 percent for November 2008.

Comparable store sales for November 2009 were as follows:

  Gap North America: negative 4 percent versus negative 11 percent last year
  Banana Republic North America: negative 4 percent versus negative 11 percent last year
  Old Navy North America: positive 6 percent versus negative 9 percent last year
  International: negative 5 percent versus negative 6 percent last year

"We're pleased that we continued to meet our objective of improving our sales trend and we did it with merchandise margins significantly above last year," said Sabrina Simmons, chief financial officer of Gap Inc.

Year-to-date net sales were $11.38 billion for the 43 weeks ended November 28, 2009, a decrease of 4 percent compared with net sales of $11.84 billion for the 43 weeks ended November 29, 2008. The company's year-to-date comparable store sales decreased 5 percent compared with an 11 percent decrease last year.

December Sales

The company will report December sales on January 7, 2010.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Piperlime and Athleta brand names. Fiscal 2008 sales were $14.5 billion. Gap Inc. operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Japan and Ireland. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Europe, Latin America and the Middle East. For more information, please visit gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com